Exhibit 10.1

AEROVIRONMENT, INC.

EXECUTIVE SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

Effective January 1, 2019

TABLE OF CONTENTS

I.	INTRODUCTION		1
II.	ELIGIBILITY		1
	A.	Eligibility Criteria	1
	B.	Requirements for Receiving Plan Benefits	1
	C.	Glossary of Certain Important Plan Terms	1
III.	PLAN BENEFITS FOR QUALIFYING TERMINATIONS		5
	A.	Termination due to death or Disability	5
	B.	Termination by the Company without Cause – no Change in Control	5
	C.	Termination by the Company without Cause or by you for Good Reason – Change in Control within 3 months after	5
	D.	Termination by the Company without Cause or by you for Good Reason within 18 months after a Change in Control	6
IV.	SUMMARY TABLE OF PLAN BENEFITS		6
V.	OTHER CONSIDERATIONS		7
	A.	Other Plans	7
	B.	Reemployment and Repayment	7
	C.	Tax Information	7
	D.	Employment Issues	8
APPENDIX A			9
	Inquiries and Claims		9
	Situations That Can Affect Your Plan Benefits		9
	Other Important Information about the Plan		10
	Changes to the Plan		10
	Plan Administration		10
	Claim Review Process for Plan Benefits		12
	Final Dispute Resolution		13
	Discretionary Authority		14
	Your Rights Under ERISA		14
	Legal Documents as Final Authority		15
Exhibit A — List of Key Employees
Exhibit B — Release of All Claims and Potential Claims & Code of Business Conduct and Ethics Disclosure Statement

I.	INTRODUCTION

The purpose of the AeroVironment, Inc. Executive Severance Plan (the “Plan”) is to provide severance protection to eligible employees of AeroVironment, Inc. (the “Company”) and its participating affiliates. The Plan provides for severance payments and other benefits (collectively “Plan Benefits”) to eligible employees who have a Qualifying Termination (defined below) and who meet all of the other conditions of the Plan.

This document constitutes both the plan document and the summary plan description (“SPD”) under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for the Plan as in effect on January 1, 2019 (the “Effective Date”). It describes the eligibility criteria and Plan Benefits available to eligible employees.

You must read each provision of this document as a part of the whole summary. A single statement, read out of context, may be misleading. The Plan is intended to be a “welfare plan” and a “top hat” plan for purposes of ERISA, and became effective as of January 1, 2019.

The Plan is not intended to be a deferred compensation plan for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan will in all respects be interpreted, operated, and administered in accordance with this intent. Payments provided under the Plan will only be made in a manner that complies with or is exempt from Code Section 409A, including exemptions for separation pay due to an involuntary termination and short-term deferrals.

II.	ELIGIBILITY
A.	Eligibility Criteria

You are an eligible employee for purposes of the Plan only if you are the Chief Executive Officer of the Company (the “CEO”) or if the Company designates you as a “Key Employee” under the Plan. The Company may designate you a Key Employee in such circumstances as the Company determines make the provision of Plan Benefits appropriate. The determination of Key Employees will be made consistent with the requirement that the Plan be a top hat welfare benefit plan for purposes of ERISA. The list of Key Employees under the Plan as of the Effective Date is attached as Exhibit A hereto. You will not be an eligible employee if you are not the CEO or designated as a Key Employee by the Company.

If you are the CEO, you are entitled to participate in the Plan for as long as you are the CEO and the Plan is maintained by the Company. If the Company designates you as a Key Employee, you are entitled to participate in the Plan for as long as the Plan is maintained by the Company, unless you agree to a material adverse change in your authority, duties, or responsibilities (including reporting responsibilities) from your authority, duties, and responsibilities as in effect when you were first designated a Key Employee.

B.	Requirements for Receiving Plan Benefits

If you are an eligible employee, you will be eligible to receive Plan Benefits only if each of the following applies to you:

•	you have a Qualifying Termination;
•	you timely sign and do not revoke a waiver and release of claims against the Company and its affiliates and other related parties that becomes effective and irrevocable (a “Full Release”); and
•	you meet all other requirements of the Plan.
C.	Glossary of Certain Important Plan Terms

Under the Plan, the following terms have the following meanings:

•

“Base Salary Amount” means the greater of your annual base salary (a) at the rate in effect on your Termination Date or (b) if your termination occurs within 18 months following a Change in Control, at the highest rate in effect at any time during the 180-day period prior to a Change in Control. Base Salary Amount includes all amounts of your base salary that are deferred under any qualified or non-qualified employee benefit plan of the Company or any other agreement or arrangement.

•	“Beneficial Owner” has the meaning as used in Rule 13d-3 promulgated under the Exchange Act. The terms "Beneficially Owned" and "Beneficial Ownership" each has a correlative meaning.
•	“Board” means the Board of Directors of the Company.
•

“Bonus Amount” means the annual target bonus established and payable to you under any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which your termination occurs (or your annual target bonus in respect of the most recently completed fiscal year if your termination occurs prior to the establishment of an annual target bonus for the fiscal year in which your termination occurs). Bonus Amount includes only the short-term cash incentive portion of the annual bonus and does not include restricted stock or restricted stock unit awards, options, or other long-term incentive compensation awarded to you.

•

“Cause” will be defined as that term is defined in your offer letter or other applicable employment agreement. If there is no such definition, “Cause” means, as determined by the Company in its sole discretion:

(a)	being convicted for committing an act of fraud, embezzlement, theft, or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability);
(b)

willfully engaging in illegal conduct or gross misconduct that would (i) adversely affect the business or the reputation of the Company or any of its affiliates with their respective current or prospective customers, suppliers, lenders, or other third parties with whom such entity does or might do business or (ii) expose the Company or any of its affiliates to a risk of civil or criminal legal damages, liabilities, or penalties; however, no act or failure to act on your part will be considered “willful” unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company; or

(c)

failing to perform your duties in a reasonably satisfactory manner after the receipt of a notice from the Company detailing such failure if the failure is incapable of cure, and if the failure is capable of cure, upon the failure to cure such failure within 30 days of such notice or upon its recurrence.

A termination for Cause includes a termination following which the Company determines that circumstances existing prior to your termination or during the payment of Plan Benefits would have entitled the Company or an affiliate to have terminated you for Cause. All rights you may have under the Plan will be suspended automatically during the pendency of any investigation by the Company or during any negotiations between the Company and you concerning any actual or alleged act or omission by you of the type described in the applicable definition of Cause.

•	“Change in Control” of the Company means, and will be deemed to have occurred upon, any of the following events:
(a)

The acquisition by any Person of Beneficial Ownership of 30% or more of the outstanding voting power; provided, however, that the following acquisitions will not constitute a Change in Control for purposes of this subparagraph (a): (i) any acquisition directly from the Company; (ii) any acquisition by the Company or any of its Subsidiaries; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii), and (iii) of subparagraph (c) below; or

(b)

Individuals who at the beginning of any two-year period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of the Company during such two-year period and whose election or whose nomination for election by the Company’s stockholders, to the Board was either (i) approved by a vote of at least a majority of the directors then comprising the Incumbent Board or (ii) recommended by a nominating committee comprised entirely of directors who are then Incumbent Board members will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act), other actual or threatened solicitation of proxies or consents, or an actual or threatened tender offer; or

(c)

Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless following such Business Combination, (i) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the outstanding shares and outstanding voting securities immediately prior to such Business Combination own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company, as the case may be, of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities (provided, however, that for purposes of this clause (i) any shares of common stock or voting securities of such resulting entity received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of outstanding shares or outstanding voting securities immediately prior to such Business Combination will not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting entity); (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of such entity resulting from the Business Combination unless such Person owned 30% or more of the outstanding shares or outstanding voting securities immediately prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement or the action of the Board providing for such Business Combination; or

(d)	Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

For purposes of clause (c), any Person who acquires outstanding voting securities of the entity resulting from the Business Combination by virtue of ownership, prior to such Business Combination, of outstanding voting securities of both the Company and the entity or entities with which the Company is combined shall be treated as two Persons after the Business Combination, who shall be treated as owning outstanding voting securities of the entity resulting from the Business Combination by virtue of ownership, prior to such Business Combination of, respectively, outstanding voting securities of the Company, and of the entity or entities with which the Company is combined.

•	“Continuation Period” means a period of 12 months following the Termination Date.
•

“Continuation Period Benefits” means the Company’s provision (at its expense) to you and your dependents and beneficiaries of the same or equivalent life insurance, disability, medical, dental, and hospitalization benefits provided to other similarly situated executives who continue in the employ of the Company during the Continuation Period, subject to the terms and conditions and limitations of the Company (or affiliate) plan under which such benefits are provided. If the Company cannot provide the foregoing benefits in a manner that is compliant with applicable law or the terms of the applicable plan, instead of providing the benefits as set forth above, the Company shall instead pay you the monthly premium amount for such benefits (determined by reference to the premiums in effect immediately prior to the Termination Date) as a taxable monthly payment for the Continuation Period (or any remaining portion thereof). The Company may reduce its provision of any benefits if you become eligible to obtain such benefits pursuant to a subsequent employer's benefit plans, as long as the coverage and benefits of the combined benefit plans are no less favorable to you than the coverage and benefits required to be provided hereunder.

•

“Disability” will be defined as that term is defined in your offer letter or other applicable employment agreement. If there is no such definition, “Disability” means an incapacity that has resulted in your qualification to receive long-term disability benefits under the Company’s long term disability plan or, if you are not covered by the Company’s long term disability plan, incapacity that results in a determination by the Social Security Administration that you are entitled to a Social Security disability benefit.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
•

“Good Reason” will be defined as that term is defined in your offer letter or other applicable employment agreement. If there is no such definition, “Good Reason” means the occurrence of any of the following events without your written consent:

(a)

(i) Any material adverse change in your authority, duties, or responsibilities (including reporting responsibilities) from your authority, duties, and responsibilities as in effect at any time within three months preceding the date of the Change in Control or at any time thereafter, or (ii) if you are an executive officer of the Company a significant portion of whose responsibilities relate to the Company’s status as a public company, your failure to continue to serve as an executive officer of a public company, in each case except in connection with the termination of your employment for Disability, for Cause, as a result of your death, or by you other than for Good Reason; or

(b)	A material reduction in your base salary; or
(c)

The imposition of a requirement that you be based at any place outside a 60-mile radius from your principal place of employment immediately prior to the Change in Control except for reasonably required travel on Company business that is not materially greater in frequency or duration than prior to the Change in Control; or

(d)	Any material breach by the Company of the Plan with respect to you or of any employment agreement with you.

In order to terminate for Good Reason, you must (a) reasonably determine in good faith that a Good Reason condition has occurred; (b) notify the Company in writing of the occurrence of the condition within 90 days; (c) cooperate in good faith with the Company’s efforts, for a period of not less than 30 days following such notice, to remedy the condition (after which time the condition still exists); and (d) terminate employment within 60 days after that remedy period.

•

“Notice of Termination” means a written notice from you or the Company of the termination of your employment, which indicates the specific termination provision in the Plan relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

•	“Person” has the meaning as defined in Section 3(a)(9) of the Exchange Act and used in Section 13(d) or 14(d) of the Exchange Act, and will include any "group" as such term is used in such sections.

•

“Pro Rata Bonus” means an amount equal to the Bonus Amount multiplied by a fraction, the numerator of which is the number of days elapsed in the then-current fiscal year through and including the Termination Date and the denominator of which is 365.

•

“Subsidiary” means any corporation with respect to which another specified corporation has the power under ordinary circumstances to vote or direct the voting of sufficient securities to elect a majority of the directors.

•

“Termination Date” means (a) in the case of your death, your date of death, (b) in the case of the termination of your employment by you for Good Reason, the date of your termination after the Company’s cure period, and (c) in all other cases, the date specified in the Notice of Termination, provided that if your employment is terminated by the Company for Cause based on a failure to perform your duties in a way that is capable of cure or due to Disability, the date specified in the Notice of Termination will be at least 30 days after the date the Notice of Termination is given to you.

III.	PLAN BENEFITS FOR QUALIFYING TERMINATIONS

If you are an eligible employee for purposes of the Plan and you incur one of the following “Qualifying Terminations,” you must satisfy the following additional requirement before becoming eligible to receive the Plan Benefits specified below: you must provide the Company with a Full Release in a form satisfactory to the Company and similar to the agreement set forth in Exhibit B (with such changes as may be reasonably required to such form to help ensure its enforceability in light of any changes in applicable law) pursuant to which you fully and completely release the Company from all claims that you may have against the Company (other than any claims that may arise or have arisen under the Plan or that cannot be released under applicable law). The Full Release must become effective in accordance with its terms prior to the date that is 30 days (or such longer period to the extent required by applicable law) following the Termination Date (including the expiration of any revocation period thereunder without your revocation of the Full Release).

A.	Termination due to death or Disability

A termination of your employment due to your death or Disability while you are eligible for benefits under the Plan constitutes a “Qualifying Termination.” Upon a Qualifying Termination due to death or Disability, you will become eligible for (1) a Pro Rata Bonus, (2) one times the sum of your Base Salary Amount and your Bonus Amount (1.5 times if you are the CEO), and (3) Continuation Period Benefits.

Your Pro Rata Bonus and Base Salary Amount will be paid in a single lump sum cash payment 30 days after the Termination Date.

B.	Termination by the Company without Cause – no Change in Control

A termination of your employment by the Company without Cause while you are eligible for benefits under the Plan, where a Change in Control has not occurred within 18 months before or 3 months after your termination, constitutes a “Qualifying Termination.” If you are so terminated by the Company, you will become eligible for (1) a Pro Rata Bonus, (2) one times the sum of your Base Salary Amount and your Bonus Amount (1.5 times if you are the CEO), and (3) Continuation Period Benefits.

Your Pro Rata Bonus and Base Salary Amount will be paid in a single lump sum cash payment 30 days after the Termination Date.

C.	Termination by the Company without Cause or by you for Good Reason – Change in Control within 3 months after

A termination of your employment by the Company without Cause or by you for Good Reason within three months before a Change in Control, while you are eligible for benefits under the Plan, constitutes a

“Qualifying Termination.” If you are terminated by the Company without Cause or by you for Good Reason within three months before a Change in Control, you will become eligible for (1) a Pro Rata Bonus, (2) 1.5 times the sum of your Base Salary Amount and your Bonus Amount (2.5 times if you are the CEO),

(3) immediate vesting of your outstanding time-vesting restricted stock awards (which term, for the avoidance of doubt, does not include restricted stock units, performance stock units, or performance shares) (“RSAs”) and options, (4) Continuation Period Benefits, and (5) unless you have already accepted an offer of employment, outplacement services suitable to your position until the end of the Continuation Period (or, if earlier, when you accept an offer of employment).

If you have already received (or are due) any Plan Benefits under Section III.B above (for a termination by the Company without Cause absent a Change in Control), the Plan Benefits for which you are eligible under this Section III.C will be reduced accordingly and you will only be eligible for any Plan Benefits over and above paid Plan Benefits. Your eligibility for Plan Benefits under this Section III.C is contingent upon your executing an additional Full Release and it becoming effective and irrevocable within 30 days after the Change in Control.

Your Pro Rata Bonus, Base Salary Amount, and Bonus Amount (after reducing the amounts by any amounts paid under Section III.B) will be paid in a single lump sum cash payment 30 days after the Change in Control. The foregoing treatment of your outstanding RSAs and options is notwithstanding anything to the contrary in the award agreements relating to those RSAs and options.

D.	Termination by the Company without Cause or by you for Good Reason within 18 months after a Change in Control

A termination of your employment by the Company without Cause or by you for Good Reason within 18 months after a Change in Control, while you are eligible for benefits under the Plan, constitutes a “Qualifying Termination.” If you are terminated by the Company without Cause or you terminate your employment with the Company for Good Reason within 18 months after a Change in Control, you will become eligible for (1) a Pro Rata Bonus; (2) 1.5 times the sum of your Base Salary Amount and your Bonus Amount (2.5 times if you are the CEO); (3) immediate vesting of your outstanding RSAs and options; (4) vesting of any performance-based restricted stock units (“PSUs”) still eligible to vest as provided below; (5) Continuation Period Benefits; and (6) outplacement services suitable to your position until the end of the Continuation Period (or, if earlier, when you accept an offer of employment).

With respect to any PSUs still eligible to vest, the number of PSUs vesting upon your termination will equal the greater of (i) the target number of PSUs set forth in your PSU award agreement and (ii) the number of PSUs that would vest based on actual achievement of the performance goals as of the Change in Control date, with the performance goals (including the threshold, target, and maximum levels) adjusted proportionately to reflect the shortened performance period. Any PSUs that do not vest will automatically be forfeited, and you will have no further right or interest in or with respect to those PSUs.

Your Pro Rata Bonus, Base Salary Amount, and Bonus Amount will be paid in a single lump sum cash payment 30 days after the Termination Date. The foregoing treatment of your RSAs, options, and PSUs (“Equity Awards”) is notwithstanding anything to the contrary in the award agreements relating to those Equity Awards.

IV.	SUMMARY TABLE OF PLAN BENEFITS

Below is a table summarizing the severance benefits discussed above for Qualifying Terminations. If there is any conflict between the terms above and the table below, the terms above will control.

	Termination by Company without Cause	Termination by you for Good Reason	Termination for death or Disability
No Change in Control	Cash • Pro Rata Bonus • 1x Base Salary Amount + Bonus Amount (1.5x for CEO) Equity • No special treatment Other • Continuation Period Benefits	(Not a Qualifying Termination)	Cash • Pro Rata Bonus • 1x Base Salary Amount + Bonus Amount (1.5x for CEO) Equity • No special treatment Other • Continuation Period Benefits
Change in Control within 3 months after termination

Cash

•     Pro Rata Bonus

•     1.5x (Base Salary Amount + Bonus Amount) (2.5x for CEO) Equity

•     RSAs and options accelerate Other

•     Continuation Period Benefits

•     Outplacement services

These Plan Benefits will be reduced by any Plan Benefits already due or received.

Termination within 18 months after Change in Control	Cash • Pro Rata Bonus • 1.5x (Base Salary Amount + Bonus Amount) (2.5x for CEO) Equity • PSUs accelerate • RSAs and options accelerate Other • Continuation Period Benefits • Outplacement services

In no event will a termination for Cause or a voluntary termination by you without Good Reason constitute a Qualifying Termination.

V.	OTHER CONSIDERATIONS
A.	Other Plans

Participation in the Plan does not enhance or reduce the amounts, if any, payable to you under any other benefit plan maintained by the Company or its affiliates. Notwithstanding the foregoing sentence, in no event will you be entitled to benefits under both the Plan and any other severance plan, agreement, or arrangement with the Company or its affiliates. Except to the extent provided above, the Plan will not affect the terms of any outstanding Equity Awards, which will be determined in accordance with the terms and conditions of the Company equity compensation plan(s) under which they were granted and any applicable award agreements.

B.	Reemployment and Repayment

You do not have any right to reemployment or any preferential rights for rehire as a result of participation in the Plan.

C.	Tax Information

Your Plan Benefits are taxable to you as ordinary income. This document is not intended to provide a complete description of the tax consequences of the Plan. You are urged to consult with your personal tax advisor before making any decisions. The Company will withhold from any severance such federal and state tax withholdings and other deductions reasonably determined to be required by law, such as those made in order to comply with any court or administratively ordered garnishments from certain Plan Benefits.

Notwithstanding anything contained in the Plan to the contrary, if it is determined that any payment by the Company or any other person or entity to you or for your benefit under the Plan or otherwise, in connection with, or arising out of, your service with the Company or its affiliate or a change in ownership or effective control of the Company or a substantial portion of its assets (a “Payment”) is a “parachute payment” within the meaning of Code Section 280G on account of the aggregate value of the Payments due to you being equal to or greater than three times the “base amount,” as defined in Code Section 280G (the “Parachute Threshold”), so that you would be subject to the excise tax imposed by Code Section 4999, and the net after-tax benefit that you would receive by reducing the Payments to the Parachute Threshold is greater than the net after-tax benefit you would receive if the full amount of the Payments were paid to you, then the Payments payable to you will be reduced (but not below zero) so that the Payments due to you do not exceed the amount of the Parachute Threshold.

The Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise. For purposes of Code Section 409A, each installment payment under the Plan shall be treated as a separate payment. Notwithstanding any other term or condition of the Plan, to the extent required to avoid accelerated taxation or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided under the Plan during the six-month period immediately after your “separation from service” (as defined in Code Section 409A) will instead be paid on the first payroll date after the six-month anniversary of your separation from service (or your death, if earlier). Notwithstanding the foregoing, the Company has no obligation to take any action to prevent the assessment of any additional tax or penalty on you under Code Section 409A and the Company has any liability to you for such tax or penalty.

D.	Employment Issues

The Plan does not constitute inducement or consideration for the employment of any employee, nor is it a contract between any employee and the Company or any of its affiliates. The Plan does not give any employee the right to continued employment. The Company and its affiliates have the right to hire and terminate any employee at any time, as if the Plan had never been established. The Plan does not provide eligible employees with any right not expressly granted by its provisions, and does not provide any benefit without the execution of the Full Release.

APPENDIX A

This Appendix A includes important information that is required to be included in the SPD for the Plan, and constitutes part of the Plan and the SPD.

Inquiries and Claims

To file a claim relating to the Plan, follow the procedures described here.

Inquiries and questions about the Plan may be addressed to the Plan administrator at the address provided below under the “Plan Administration” section. If you disagree with your benefits under the Plan, you must file a claim within 60 days of the date your first payment would have been due under the Plan. Any legal action for benefits under the Plan must be brought within one year following a final decision on a claim brought in accordance with the Plan’s claims procedures under the “Claim Review Process for Plan Benefits” section below and must be brought in accordance with the “Final Dispute Resolution” section below.

Situations That Can Affect Your Plan Benefits

Some situations could cause a loss or delay of your Plan Benefits.

The Plan is designed to provide Plan Benefits to eligible employees. Some situations could affect Plan Benefits. These situations include the following:

•

Eligibility for the Plan is limited to those eligible employees designated by the Company. You may be in a position such that you are not designated as eligible for the Plan. If you are not designated as an eligible employee, you will not be eligible for Plan Benefits.

•	Eligibility for Plan Benefits is subject to strict deadlines. If you do not meet the deadlines, you will not be eligible for Plan Benefits.
•

Eligibility for Plan Benefits is conditioned on your signing and not revoking a Full Release and separating from employment on a specified date in the manner determined by the Company. If you do not comply with these requirements, you will not be eligible for Plan Benefits.

•	If you voluntarily separate from employment, you generally will not be eligible to receive Plan Benefits.
•	If you are designated as an eligible employee under the Plan but are terminated for Cause, you will not be eligible to receive Plan Benefits.
•	If you are designated as an eligible employee under the Plan but are removed from service and subsequently terminated for Cause, you will not be eligible to receive Plan Benefits.
•

If you are designated as an eligible employee under the Plan but you separate and become entitled to severance benefits under another severance agreement with the Company or its affiliates, you will not be eligible to receive Plan Benefits.

•	If you are selected for and accept a regular full-time position with the Company or its affiliates prior to receiving all Plan Benefits, you will not be eligible to receive further Plan Benefits.

Other Important Information about the Plan

•	Your Plan Benefits are paid from the general assets of the Company or its participating affiliates.
•	Your Plan Benefits may not be transferred, sold, assigned, or pledged under most circumstances.
•	The Plan is intended to be a top hat welfare benefit plan for purposes of ERISA. Your Plan Benefits may be limited to retain the Plan’s status as a top hat welfare benefit plan.
•

The Plan is intended to qualify for the severance pay exception or short-term deferral exception under Code Section 409A. Your Plan Benefits may be limited to ensure that the Plan continues to satisfy the requirements of these exceptions.

•	If you die before any Plan Benefits under the Plan are paid, such payment(s) may be paid to your estate upon execution of an effective waiver and release by your estate’s representative.
•	Any overpayments from the Plan may be recouped from future payments or by other means permitted by law.
•

Nothing in the Plan is a commitment of continued employment. Your employment is at-will. The Company’s and its affiliates’ right to terminate or change the terms of your employment remains the same as if the Plan had not been adopted.

•	Plan Benefits are paid only if the Plan administrator determines that you are entitled to Plan Benefits.
•	As a participant in the Plan, you have certain rights under ERISA. Information about your rights and other important information can be found in the “Plan Administration” section.
•

If you disagree with your Plan Benefits, you must file a claim and provide any required information with the claim before Plan Benefits can be paid. See the “Claim Review Process for Plan Benefits” section for information on claim submissions and the review process.

•	Any claim for Plan Benefits must be filed within 60 days of the date your first payment would have been due under the Plan.
•

Any legal action for benefits under the Plan must be brought within one year following the final decision on a claim brought in accordance with the Plan’s claims procedures. See the “Final Dispute Resolution” section for information on the procedure for legal action.

Changes to the Plan

The Company may amend or terminate the Plan at any time, but no amendment or termination of the Plan may, without your consent, materially impair your rights under the Plan

Plan Administration

Here are details about how the Plan is administered:

Plan Name

The Plan’s name is the AeroVironment, Inc. Executive Severance Plan.

Plan Sponsor

AeroVironment, Inc. is the sole sponsor of the Plan. The Company’s address, telephone number, and employer identification number (“EIN”) are:

AeroVironment, Inc.

c/o Corporate Secretary 900 Innovators Way

Simi Valley, CA 93065-0906 (805) 520-8350

EIN: 95-2705790

Plan Number

The plan number assigned to the Plan is 502.

Funding

The Plan is not funded and no contributions are made to the Plan. Benefits under the Plan are paid from the general assets of the Company and its participating affiliates.

Administrator and Administration

The Plan administrator for the Plan is the Company. The Company has the responsibility and authority to control and manage the operation and administration of the Plan, except to the extent delegated or assigned to others. The Company may assign or delegate any of its authority or duties to others. The Plan administrator’s address and telephone number are:

AeroVironment, Inc.

c/o Corporate Secretary 900 Innovators Way

Simi Valley, CA 93065-0906 (805) 520-8350

The Company and any delegate thereof, each within its area of authority and responsibility, have the power and discretion to construe and interpret the Plan and to make factual determinations. Plan Benefits are paid only if the Company or its delegate decides in its sole discretion that the applicant is entitled to the Plan Benefits. All decisions of the Company (including any delegate) under the Plan will be in its sole discretion and will be final and binding upon all persons.

Plan Year

The Plan’s fiscal records are kept on a fiscal year basis ending each April 30.

Agent for Service of Legal Process

The person designated for service of legal process upon the Plan is:

AeroVironment, Inc.

c/o Corporate Secretary

900 Innovators Way

Simi Valley, CA 93065-0906

(805) 520-8350

Legal process also may be served upon the Plan administrator.

Affiliated Employers of the Company That Have Adopted the Plan

Contact the Plan administrator for information regarding affiliates of the Company that have adopted and are participating in the Plan.

Type of Plan

The Plan is a top hat welfare benefit plan for purposes of ERISA. The Plan provides severance benefits. Since the Plan is a welfare benefit plan as defined by ERISA, its benefits are not insured by the Pension Benefit Guaranty Corporation.

Claim Review Process for Plan Benefits

The Plan has a claim review process that must be followed whenever you submit a claim for benefits under the Plan.

Initial Decision

When you file a claim, the Company or its delegate (referred to as the “Company” in the rest of this section) reviews the claim and makes a decision to either approve or deny the claim (in whole or in part). You will receive a written notice of the claim decision no later than 90 days after receipt of your claim. In some situations, the Company may need an extension of time of up to 90 days to make a decision (for example, if it needs additional information). If the Company needs an extension, it will notify you of the reason for the extension and the date by which a decision on the claim can be expected within the initial 90-day period following receipt of your claim.

If Your Claim Is Denied

If your request or claim is denied, in whole or in part (an “adverse determination”), you will receive a written notice that explains in a manner calculated to be understood by you:

•	the specific reason(s) for the adverse determination;
•	specific references to the Plan provisions on which the adverse determination is based;
•	a description of any additional material or information needed from you and an explanation of why it is necessary; and

•            appropriate information as to the steps to be taken if you wish to submit your claim for review, including a description of the Plan’s review procedures and the time limits applicable to such procedures and a statement of your right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

Request for Review if Your Claim Is Denied

After receiving a denial notice, you or your legal representative may appeal the denied claim and may: (1) request a review upon written application to the Company; (2) review pertinent documents; and (3) submit written comments, documents, records, or other information relating to the claim; provided that such appeal is made within 60 days of the date you receive notification of the denied claim. If written request for review is not made within such 60-day period, you will forfeit your right to review. If you and/or your representative timely appeal the denied claim, the Company will provide you with, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to your claim. The Company’s review will take into account all comments, documents, records, and other documents submitted by you relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

Final Decision

Upon receipt of a request for review, the Company will provide written notification of its decision to you within a reasonable time period but not later than 60 days after receiving the request, unless special circumstances require an extension for processing the review. If such an extension is required, the Company will notify you of such extension within 60 days of the date the appeal was received by the Company, the special circumstances, and the date, no later than 120 days after the original date the review was requested, by which the Company will notify you of its decision. If an extension is required due to your failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to you until the date on which you respond to the request for additional information. The written notification from the Company that your appeal has been denied will set forth, in a manner calculated to be understood by you:

•	the specific reason(s) for the adverse determination;
•	specific references to the Plan provisions on which the adverse determination is based;
•	a statement that you are entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to your claim for benefits; and
•

a statement describing any voluntary appeal procedures offered by the Plan, your right to obtain information about those procedures, and your right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

No claim for benefits under the Plan may be brought in any forum until you (a) have submitted a written application for benefits in accordance with the procedures described above, (b) have been notified by the Company or its delegate that the application is denied, (c) have filed a written request for a review of the application in accordance with the appeal procedure described above, and

(d) have been notified in writing that the Company has denied the appeal.

Final Dispute Resolution

Any and all claims and disputes under the Plan (including but not limited to claims and disputes regarding interpretation, scope, or validity of the Plan, and any pendant state claims if not otherwise preempted by ERISA) must follow the claims procedures described above, before you may take action in any other forum regarding a claim for benefits under the Plan. Furthermore, any action you initiate under the Plan must be brought in accordance with this provision and must be brought within one year of a final determination on the claim for benefits under these claims procedures or your benefit claim will be deemed permanently waived and abandoned and you will be precluded from reasserting it.

In the event of any such further dispute, claim, question, or disagreement arising out of or relating to this Plan, you shall use your best efforts and the Company shall use its best efforts to settle such dispute, claim, question, or disagreement. To this effect, you and the Company shall consult and negotiate with each other, in good faith, and, recognizing mutual interests, attempt to reach a just and equitable resolution satisfactory to both parties.

If you and the Company do not reach a resolution within a period of 30 days, then such unresolved dispute, claim, question, or disagreement, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Streamlined or Comprehensive Arbitration Rules and Procedures (the “Rules”) of the Judicial Arbitration and Mediation Service (“JAMS”) in effect at the time demand for arbitration is made by any such party. The parties shall mutually agree upon a single arbitrator within 30 days of such demand. In the event that the parties are unable to so agree within such 30-day period, then within the following 30-day period, the parties will request from JAMS a list of qualified arbitrators and will select an arbitrator in accordance with the Rules. Unless otherwise mutually agreed, the arbitrator shall be a practicing attorney with at least 15 years of experience and at least five years of experience as an arbitrator. Arbitration shall occur in the JAMS office closest to Simi Valley, California or such other location as may be mutually agreed by the parties.

All awards made by the arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. Any such award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code (the “Federal Arbitration Act”). The parties acknowledge that this Plan evidences a transaction involving interstate commerce. The Federal Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this provision. Any provisional remedy that would be available from a court of law shall be available from the arbitrator to the parties to this Plan pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved. To the extent consistent with applicable law, the arbitrator may award fees and costs to the successful party.

By participating in the Plan, you are agreeing to binding arbitration of any disputes that may arise relating to the Plan and waiving your right to a jury trial.

Discretionary Authority

Authority to decide initial claims under the Plan and denied claims on review under the Plan includes the full power and sole discretion to interpret Plan provisions and to make factual determinations, with the decisions, interpretations, and factual determinations made by the Company or its delegate, as applicable, controlling. Requests for information regarding individual claims, or review of a denied claim, are to be directed in writing and properly addressed to the particular entity identified as having the authority to decide the initial claim or to decide the denied claim on review, as applicable.

Your Rights Under ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:

Receive Information About Your Plan and Benefits

As a participant in the Plan, you have the right to:

•

Examine, without charge, at the Plan administrator’s office and at other specified locations, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (if such an annual report is required to be filed).

•

Obtain, upon written request to the Plan administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series), if any, and updated Summary Plan Description. The Plan administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Claim Review

If your claim for benefits under the Plan is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial—all within certain time schedules. For more information on claim review, see the “Claim Review Process for Plan Benefits” section above.

Enforce Your Rights

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan (if any) and do not receive them within 30 days, you may initiate arbitration as provided in the “Final Dispute Resolution” section above. In such a case, the arbitrator may require the Plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may initiate arbitration as provided in the “Final Dispute Resolution” section above once you have completed the claims review process.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may initiate arbitration.

The arbitrator will decide who should pay costs and legal fees. If you are successful, the arbitrator may order the person you have sued to pay these costs and fees. If you lose, the arbitrator may order you to pay these costs and fees—for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan administrator.

If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, DC 20210.

You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Legal Documents as Final Authority

The complete provisions of the Plan are set forth in this plan document, which is available upon request by contacting the Plan administrator. Descriptions of benefits under the Plan should not be taken out of context. Inquiries about specific situations should be directed in writing to the Company. In the event of a conflict between any communication regarding the Plan and the plan document, the plan document controls. Remember, the Plan may be amended only by proper corporate action and not by oral or written communications about benefits under the Plan.

Exhibit A — List of Key Employees (as of January 1, 2019)

Name	Position

Exhibit B — Release of All Claims and Potential Claims & Code of Business Conduct and Ethics

Disclosure Statement

RELEASE OF ALL CLAIMS AND POTENTIAL CLAIMS

1. This Release of All Claims and Potential Claims (“Release”) is entered into by and between                  (“Officer”) and AeroVironment, Inc., a Delaware corporation (hereinafter the “Company”). Officer is a Key Employee under the AeroVironment, Inc. Executive Severance Plan (the “Plan”). In consideration of the promises made herein and the consideration due Officer under the Plan, this Release is entered into between the parties.

2. (a) The purposes of this Release are to settle completely and release the Company, its individual and/or collective officers, directors, stockholders, agents, parent companies, subsidiaries, affiliates, predecessors, successors, assigns, employees (including all former employees, officers, directors, stockholders and/or agents), attorneys, representatives and employee benefit programs (including the trustees, administrators, fiduciaries and insurers of such programs) (referred to collectively as “Releasees”) in a final and binding manner from every claim and potential claim for relief, cause of action and liability of any and every kind, nature and character whatsoever, known or unknown, that Officer has or may have against Releasees arising out of, relating to or resulting from any events occurring prior to the execution of this Release, including but not limited to any claims and potential claims for relief, causes of action and liabilities arising out of, relating to or resulting from the employment relationship between Officer and the Company and its subsidiaries, affiliates and predecessors, and/or the termination of that relationship including any and all claims and rights under the Age Discrimination in Employment Act, and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730, but excluding any rights or benefits to which Officer is entitled under the Plan.

(b) This is a compromise settlement of all such claims and potential claims, known or unknown, and therefore this Release does not constitute either an admission of liability on the part of Officer and the Company or an admission, directly or by implication, that Officer and/or the Company, its subsidiaries, affiliates or predecessors, have violated any law, rule, regulation, contractual right or any other duty or obligation. The parties hereto specifically deny that they have violated any law, rule, regulation, contractual right or any other duty or obligation.

(c) This Release is entered into freely and voluntarily by Officer and the Company solely to avoid further costs, risks and hazards of litigation and to settle all claims and potential claims and disputes, known or unknown, in a final and binding manner.

3. For and in consideration of the promises and covenants made by Officer to the Company and the Company to Officer, contained herein, Officer and the Company have agreed and do agree as follows:

(a)  Officer waives, releases and forever discharges Releasees from any claims and potential claims for relief, causes of action and liabilities, known or unknown, that Officer has or may have against Releasees arising out of, relating to or resulting from any events occurring prior to the execution of this Release, including but not limited to any claims and potential claims for relief, causes of action and liabilities of any and every kind, nature and character whatsoever, known or unknown, arising out of, relating to or resulting from the employment relationship between Officer and the Company and its subsidiaries, affiliates and predecessors, and the termination of that relationship. For example, Officer is releasing all common law contract, tort, or other claims Officer might have, as well as all claims Officer might have under the Age Discrimination in Employment Act (“ADEA”), the Worker Adjustment & Retraining Notification Act (WARN Act), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Equal Pay Act, the Family and Medical Leave Act, the Americans With Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974 (ERISA), and any similar domestic or foreign laws, such as the California Fair Employment and Housing Act, California Labor Code Section 200 et seq., and any applicable California Industrial Welfare Commission order. In addition, this Release does not cover, and nothing in this Release shall be construed to cover, any claim that cannot be so released as a matter of applicable law.

(b) Officer agrees that Officer will not directly or indirectly institute any legal proceedings against Releasees before any court, administrative agency, arbitrator or any other tribunal or forum whatsoever by reason of any claims and potential claims for relief, causes of action and liabilities of any and every kind, nature and character whatsoever, known or unknown, arising out of, relating to or resulting from any events occurring prior to the execution of this Release, including but not limited to any claims and potential claims for relief, causes of action and liabilities arising out of, relating to or resulting from the employment relationship between Officer and the Company and its subsidiaries, affiliates and predecessors, and/or the termination of that relationship including any and all claims and rights under the ADEA.

(c) Officer agrees not to engage in any conduct or make any oral or written public statement that is in any way critical of, or disparaging to, or otherwise derogatory about the Company or any of its products, services, business affairs, or financial condition, or any of the Company’s partners, affiliates, successors, or assigns, including any of its present or former officers, directors, partners, agents, or employees. However, nothing in this subsection shall prohibit Officer from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law.

(d)  Officer has disclosed to the Company any information Officer has concerning any conduct involving the Company or any affiliate that Officer has any reason to believe may be unlawful or that involves any false claims to the United States. Officer promises to cooperate fully in any investigation the Company or any affiliate undertakes into matters occurring during Officer’s employment with the Company or any affiliate.

(e)  The parties understand and agree that nothing in this Release: (i) limits or affects Officer’s right to challenge the validity of this Release, including, without limitation, a challenge under the ADEA; (ii) in any way interferes with Officer’s right and responsibility to give truthful testimony under oath; or (iii) precludes Officer from participating in an investigation, filing a charge or otherwise communicating with any federal, state or local government office, official or agency, including, but not limited to, the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, or the Securities and Exchange Commission. Officer agrees never to seek or accept any compensatory damages, back pay, front pay or reinstatement remedies for Officer personally with respect to any claims released by this Release.

4. Officer acknowledges that Officer is a party to an Employee Confidentiality and Invention Assignment Agreement (such agreement, as amended and/or restated as of the Officer’s Termination Date (as such term is defined in the Plan), the “ECIAA”). Officer agrees to comply with all of Officer’s obligations under the ECIAA, including all post-termination obligations contained therein.

5. As a material part of the consideration for this Release, Officer and Officer’s agents and attorneys, agree to keep completely confidential and not disclose to any person or entity, except immediate family, attorneys, accountants, or tax preparers, or in response to a court order or subpoena, the terms and/or conditions of this Release and/or any understandings, agreements, provisions and/or information contained herein or with regard to the employment relationship between Officer and the Company and its subsidiaries, affiliates and predecessors.

6. Any dispute, claim or controversy of any kind or nature, including but not limited to the issue of arbitrability, arising out of or relating to this Release, or the breach thereof, or any disputes which may arise in the future, shall be settled in a final and binding before an arbitrator appointed by the Judicial Arbitration and Mediation Service in accordance with Exhibit B to this Release. The prevailing party shall be entitled to recover all reasonable attorneys’ fees, costs and necessary disbursements incurred in connection with the arbitration proceeding. Judgment upon the award may be entered in any court having jurisdiction thereof.  The Company and the Officer acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or related to the Release.

7. It is further understood and agreed that Officer has not relied upon any advice whatsoever from the Company and/or its attorneys individually and/or collectively as to the taxability, whether pursuant to Federal, State or local income tax statutes or regulations, or otherwise, of the consideration transferred hereunder and that Officer will be solely liable for all of Officer’s tax obligations. Officer understands and agrees that the Company or its subsidiaries, affiliates or predecessors, may be required by law to report all or a portion of the amounts paid to Officer and/or Officer’s attorney in connection with this Release to federal and state taxing authorities. Officer waives, releases, forever discharges and agrees to indemnify, defend and hold the Company harmless with respect to any actual or potential tax obligations imposed by law.

8. Officer acknowledges that Officer has read, understood and truthfully completed the Business Ethics and Conduct Disclosure Statement attached hereto as Exhibit A.

9. It is further understood and agreed that Releasees and/or their attorneys shall not be further liable either jointly and/or severally to Officer and/or Officer’s attorneys individually or collectively for costs and/or attorneys’ fees, including any provided for by statute, nor shall Officer and/or Officer’s attorneys be liable either jointly and/or severally to the Company and/or its attorneys individually and/or collectively for costs and/or attorneys’ fees, including any provided for by statute.

10. Officer understands and agrees that if the facts with respect to which this Release are based are found hereafter to be other than or different from the facts now believed by Officer to be true, Officer expressly accepts and assumes the risk of such possible difference in facts and agrees that this Release shall be and remain effective notwithstanding such difference in facts.

11. Officer understands and agrees that there is a risk that the damage and/or injury suffered by Officer may become more serious than Officer now expects or anticipates. Officer expressly accepts and assumes this risk, and agrees that this Release shall be and remains effective notwithstanding any such misunderstanding as to the seriousness of said injuries or damage.

12. Officer understands and agrees that if Officer hereafter commences any suit arising out of, based upon or relating to any of the claims and potential claims for relief, cause of action and liability of any and every kind, nature and character whatsoever, known or unknown, Officer has released herein, Officer agrees to pay Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit.

13. It is further understood and agreed that this Release shall be binding upon and will inure to the benefit of Officer’s spouse, heirs, successors, assigns, agents, employees, representatives, executors and administrators and shall be binding upon and will inure to the benefit of the individual and/or collective successors and assigns of Releasees and their successors, assigns, agents and/or representatives.

14. This Release shall be construed in accordance with and governed for all purposes by the laws of the State of California.

15. Officer agrees that Officer will not seek future employment with, nor need to be considered for any future openings with the Company, any division thereof, or any subsidiary or related corporation or entity.

16. Officer and Releasees expressly waive all rights under Section 1542 of the Civil Code of the State of California, which they fully understand, and any other similar provision or the law of any other state or jurisdiction. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

17. Notwithstanding anything in this Release to the contrary, Officer does not waive, release or discharge any rights to indemnification for actions occurring through Officer’s affiliation with the Company or its subsidiaries, affiliates or predecessors, whether those rights arise from statute, corporate charter documents or any other source nor does Officer waive, release or discharge any right Officer may have pursuant to any insurance policy or coverage provided or maintained by the Company or its subsidiaries, affiliates or predecessors.

18. If any part of this Release is found to be either invalid or unenforceable, the remaining portions of this Release will still be valid and enforceable.

19. This Release is intended to release and discharge any claims of Officer under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29

U.S.C. section 626(f), the parties agree as follows:

A.	Officer acknowledges that Officer has read and understands the terms of this Release.

B.

Officer acknowledges that Officer has been advised in writing to consult with an attorney, if desired, concerning this Release and has received all advice Officer deems necessary concerning this Release.

C.

Officer acknowledges that Officer has been given twenty-one (21) days to consider whether to enter into this Release, has taken as much of this time as necessary to consider whether to enter into this Release, and has chosen to enter into this Release freely, knowingly and voluntarily.

D.

For a seven day period following the execution of this Release, Officer may revoke this Release by delivering a written revocation to at the Company. This Release shall not become effective and enforceable until the revocation period has expired.

20. Officer acknowledges that Officer has been encouraged to seek the advice of an attorney of Officer’s choice with regard to this Release. Having read the foregoing, having understood and agreed to the terms of this Release, and having had the opportunity to and having been advised by independent legal counsel, the parties hereby voluntarily affix their signatures.

21. This Release is to be interpreted without regard to the draftsperson. The terms and intent of this Release shall be interpreted and construed on the express assumption that all parties participated equally in its drafting.

22. This Release constitutes a single integrated contract expressing the entire agreement of the parties hereto. Except for the Plan, which defines certain obligations on the part of both parties, and this Release, there are no agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter herein.

23. This Release only may be amended by a written agreement that the Company and Officer both sign.

Dated: , 20
[Signature]
[Print Name]

AeroVironment, Inc.
By:
Name:
Its:

EXHIBIT A

CODE OF BUSINESS CONDUCT AND ETHICS

DISCLOSURE STATEMENT

Are you aware of any illegal or unethical practices or conduct anywhere within AeroVironment, Inc. or its subsidiaries, affiliates or predecessors (the “Company”) (including, but not limited to, improper charging practices, or any violations of the Company’s Code of Business Conduct and Ethics, as amended and restated as of the date of this Disclosure Statement)?

Yes ☐	No ☐

(Your answer to all questions on this form will not have any bearing on the fact or terms of your Release with the Company.)

If the answer to the preceding question is “yes,” list here, in full and complete detail, all such practices or conduct. (Use additional pages if necessary.)

Have any threats or promises been made to you in connection with your answers to the questions on this form?

Yes ☐	No ☐

If “yes,” please identify them in full and complete detail. Also, notify the Company’s General Counsel at 805 581-2198 ext. 1369 immediately.

I declare under penalty of perjury, under the laws of the State of California and of the United States, that the foregoing is true and correct.

Executed this              of                    , 20

EXHIBIT B

DISPUTE RESOLUTION PROGRAM

1.	Arbitration Procedural Rules

Either party may initiate an arbitration under the then-current JAMS’ Streamlined or Comprehensive Arbitration Rules and Procedures. The applicable arbitral rules are available for review at www.jamsadr.com (under the Rules/Clauses tab).

1.1.   The parties will make reasonable efforts to agree upon a mutually satisfactory arbitrator chosen from the JAMS panels. If the parties are unable to agree upon an arbitrator within 30 days of either party’s notice to the other party of a demand for arbitration, the Company will request from JAMS a list of qualified arbitrators. The parties will then select an arbitrator in accordance with JAMS Streamlined or Comprehensive Arbitration Rules and Procedures. Unless otherwise mutually agreed, the arbitrator shall be a practicing attorney with at least 15 years of experience and at least five years of experience as an arbitrator.

1.2.   The Company and the Officer agree that the arbitration will be conducted by a single arbitrator in the JAMS office (as applicable) closest to Simi Valley, California (or such other location as is mutually agreed to by the parties).

1.3.   The nature of the substantive claims asserted will determine which body of substantive laws will apply. In the event that there is a dispute regarding which substantive laws apply, the arbitrator shall decide that issue.

1.4.   The parties agree that all proceedings before the arbitrator will remain confidential between the parties, including but not limited to any depositions, discovery, pleadings, exhibits, testimony, or award. The parties will inform third parties (including witnesses) necessary to the proceeding that the proceeding is confidential, and use reasonable efforts to secure that individual’s agreement to maintain such confidentiality. The requirement of confidentiality, however, will not apply in the event that either party seeks to confirm an arbitral award and enter a judgment thereon in an appropriate court, or if any such arbitral award is appealed to an appropriate court.

2.	Injunctive or Other Interim Relief.

Any provisional remedy that would be available from a court of law shall be available from the arbitrator to the parties to the Release pending arbitration. The Company or the Officer may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Paragraph 2, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy).

3.	Remedies, Written Decision, Fees.

Final resolution of any dispute through arbitration may include any remedy or relief available under applicable law. At the conclusion of the arbitration, if either party requests, the arbitrator will issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any costs unique to arbitration (such as the costs of the arbitrator and room fees) will be paid by the Company and the parties will otherwise bear their own fees and costs, including attorneys’ fees and expert fees. The Company and the Officer acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or related to the Release. A successful party may make application to the arbitrator for an award of fees and/or costs and the arbitrator may award such fees and costs consistent with applicable law.

4.	Application of FAA and Questions of Arbitrability.

The Company and the Officer agree that the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”) governs the enforceability of any and all of the arbitration provisions in the Release and/or this Exhibit. All awards made by the arbitrator shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. Any such award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the FAA.  Questions related to procedures (including venue and choice of arbitrator), timeliness, and arbitrability (that is whether an issue is subject to arbitration under the Release and/or this Exhibit) shall be decided by the arbitrator. Claims filed must be timely, i.e., within the time set by the applicable statute(s) of limitations.

5.	Administrative Remedies.

The parties further agree that nothing in the Release and/or this Exhibit precludes any party from filing or participating in administrative proceedings before the California Unemployment Insurance Appeals Board, California Workers Compensation Appeals Board, California Labor Commissioner, California Division of Labor Standards Enforcement, the California Department of Fair Employment & Housing, or similar California or federal administrative agencies, to address alleged violations of law enforced by those agencies. If the Officer exercises such administrative remedies, the Company will not retaliate against the Officer for doing so. The Company, however, reserves the right to oppose any such administrative proceeding, including on the grounds that such agency(ies) lack jurisdiction over any dispute. Notwithstanding the foregoing, to the extent permitted by law, if the Officer or the Company seeks to appeal any such administrative award to a court of competent jurisdiction and/or for a trial de novo in such a court, the Officer and the Company agree that that such appeal or trial de novo is subject to the binding arbitration requirement described above in the Release and this Exhibit.

6.	The Officer Understands His/Her Agreement to Arbitrate.

The Officer represents and warrants that he/she understands the meaning and effect of the agreement to arbitrate and has been provided reasonable time and opportunity to consult with legal counsel regarding this agreement to arbitrate.